Dechert Price & Rhoads
  1500 K Street, N.W.
  Washington, DC 20005-1208
   Telephone: (202) 626-3300
   Fax (202) 626-3334



December 22, 1995


 Lord Asset Management Trust
 440 South LaSalle Street
 Chicago, IL  60605-1028


Ladies and Gentlemen:


     As counsel for Lord Asset Management Trust (the "Trust") during the fiscal year ended October 31, 1995, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-8348) and the registration statement relating to its shares of beneficial interest under the Securities Act of 1933 (File No. 33-75138). We also have examined such other Trust records, agreements, documents and instruments as we deem appropriate.

     With respect to the issuance of 1,590,931 shares of beneficial interest of the Trust for valuable consideration in the amount of $16,366,924, all with respect to The Thomas White
World Fund, it is our opinion that the shares were legally issued, fully paid, and non-assessable by the Trust.

     We consent to the filing of this opinion in connection with the Notice for the fiscal year ended October 31, 1995 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Trust with the Securities and Exchange Commission.



                                   Very truly yours,


                                   Dechert Price & Rhoads